News release

CURRENT TECHNOLOGY'S SUBSIDIARY SIGNS AGREEMENT
WITH UNIT OF FIAT GROUP’S MAGNETI MARELLI

VANCOUVER, British Columbia, October 28, 2008 - Current Technology Corporation (OTCBB: CRTCF) (the “Company”) today announced its subsidiary StarOne Telemática SA (“StarOne”) has signed a Commercial Agreement of Purchase and Sale (“Acordo Comercial De Compra E Venda”) (“the “Agreement”) with Magneti Marelli Sistemas Automotivos Indústria e Comércio Ltda. of Brazil, a subsidiary of Magneti Marelli of Milan, Italy, an international company belonging to the Fiat Group. The Agreement flows directly from the Memorandum of Understanding announced August 12, 2008. Importantly, during the past two months, technical experts from the Company’s 56% owned Texas-based subsidiary Celevoke, Inc. (“Celevoke”) have worked directly with Magneti Marelli in Brazil to integrate Celevoke’s proprietary web-based Universal Telematics Solutions with Magneti Marelli’s hardware. StarOne is now delivering Magneti Marelli’s anti-theft device and tracking system to its customers in Brazil.

“This is an important step,” stated Celevoke CEO Chuck Allen. “However, it is only the first step. As indicated in the President’s Letter to Current Technology shareholders September 16, 2008, Celevoke’s success at the technical level has also opened the door for us to interact directly with a key French telecommunications industry player with global reach. We have been working directly with the French company for the past few months on a more advanced anti-theft device and tracking system, which we believe is superior to anything available in the market today.  Our vision is a product jointly developed by Celevoke and the French company, manufactured by Magneti Marelli for sale throughout the Americas and beyond. We expect to announce further particulars of this exciting new initiative during November 2008, and anticipate a market launch during the First Quarter of 2009.”

“This is a landscape changing event,” said Current Technology CEO Robert Kramer. “We believe we will be able to sell this new product at the OEM level to automotive and motor sport manufacturers in Brazil, with StarOne providing service and support. Further, we believe the product has significant potential outside Brazil, in the balance of the Americas and beyond. As a result of this joint development effort with world class partners, we believe Celevoke will be able to generate significant revenue for the use of its proprietary Intellectual Property, even if it is not involved directly in the hardware sale. This may open an entirely new and previously unanticipated revenue stream, and has the potential to take Celevoke to a whole new level.”

About Magneti Marelli

A company belonging to the Fiat Group, Magneti Marelli produces and distributes advanced systems and components for the automotive industry. With its 46 production facilities, 9 research and development centers and 27 application centers in 16 countries, 28,000 employees and a turnover of 5 billion Euros in 2007, the group supplies all the leading car makers in Europe, North and South America and the Far East. The business areas include: powertrain, lighting, electronic systems, suspensions and shock absorber systems, exhaust systems, aftermarket parts and services and motorsport.

About Celevoke

Celevoke is poised to become a market leader in the projected $38.3 billion (by 2011) global market for Telematics (according to ABI Research), which is the integrated use of telecommunications and informatics. More specifically, it is the science of sending, receiving and storing information wirelessly via telecommunication devices. Celevoke has integrated Telematics and Global Positioning Systems (GPS) with sensing technology. This proprietary suite of hardware and software products enables users to remotely monitor, track, control and protect a wide variety of asset classes. Examples include people, automobiles and trucks, shipping containers and covert vehicles used for law enforcement and intelligence gathering in a global marketplace. Celevoke is 56% owned by Current Technology.

Forward Looking Statement

The news release contains forward-looking statements concerning the Company's business operations, and financial performance and condition. When used in the news release the words "believe," "anticipate," "intend," "estimate," "expect," "project," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are based on current expectations and are naturally subject to uncertainty and changes in circumstances that may cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause such differences include but are not limited to technological change, regulatory change, the general health of the economy and competitive factors. Many of these factors are beyond the Company's control; therefore, future events may vary substantially from what the Company currently foresees. You should not place undue reliance on such forward-looking statements.

Contact:
CORPORATE:
Current Technology Corporation

Robert Kramer, 1-800-661-4247

or

INVESTOR RELATIONS:

Polestar Communications
Richard Hannon, 1-866-858-4100
or

Piedmont IR, LLC

Keith Fetter or Darren Bankston

678-455-3696